DSTLD

Hannah Laverty <hannah@dstld.la>

Here's Early Access to Reserve Your Shares

1 message

DSTLD <hello@dstld.la> Fri, May 27, 2016 at 9:05 AM
Reply-To: DSTLD <hello@dstld.la>
To: hannah@dstld.la

Go ahead. Capitalize on us. View this email in your browser

DSTLD LUXE ESSENTIALS. NO RETAIL MARKUP.


WE'RE TAKING RESERVATIONS
GUARANTEE YOUR SPOT AS AN INVESTOR

Interest in our Series A round has been remarkable. We've seen an outpouring of support from customers, influencers, and notable investors alike. So far we've received over $16M of indications of interest, but we are planning to accept only a fraction of that in our live round. Given the demand from our community so far, we'd like to give you priority access to reserve shares in our

fundraising round, before we open up reservations to the general public.

Reserving your spot now grants you preferred entry to our investment round, and enables you to invest with one click of a button when our campaign goes live in a few short weeks.

You can access the reservations page with your unique, private link:

Reserve Shares in DSTLD

WATCH OUR VIDEO


DSTLD

Legal: Denim.LA Inc. ("DSTLD") is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/dstld/series.a.

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